EXHIBIT 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PHOENIX TECHNOLOGIES LTD.

     Phoenix Technologies Ltd., a corporation originally organized as Phoenix Technologies (Delaware) Ltd. on October 31, 1986 and currently existing under the laws of the State of Delaware, (the “Corporation”) hereby certifies as follows:
     1. The name of the Corporation is Phoenix Technologies Ltd. The Amended and Restated Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on January 3, 2008 (the “Existing Certificate of Incorporation”).
     2. This Amended and Restated Certificate of Incorporation (this “Certificate”) was duly adopted by the board of directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), as the same may be amended from time to time, and by written consent of the stockholders of the Corporation entitled to vote thereon in accordance with the provisions of Section 228 of the DGCL.
     3. The Existing Certificate of Incorporation is hereby amended and restated in its entirety to read in full as follows.
     FIRST: The name of the Corporation is Phoenix Technologies Ltd.
     SECOND: The registered office of the Corporation in the State of Delaware and New Castle County shall be 1313 N. Market Street, Suite 5100, Wilmington, Delaware 19801. The registered agent at such address shall be PHS Corporate Services, Inc.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000). All such shares are to be of the par value of $.001 per share.
     FIFTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the filing of the Certificate of Incorporation of which this article is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     SIXTH: Elections of directors need not be written ballot unless the Bylaws of the Corporation shall so provide.
     SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
     EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute; and all rights conferred upon stockholders herein are granted subject to this reservation.
     NINTH: The original Bylaws of the Corporation shall be adopted by the incorporator. Thereafter, the Directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

     This Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of Phoenix Technologies Ltd. this 23rd day of November, 2010.

By:	/s/ Timothy C. Chu
	Name:	Timothy C. Chu
	Title:	Vice President, General Counsel and Secretary